Exhibit 5.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street	Telephone	(604) 691-3000
	Fax	(604) 691-3031
	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3 Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors, Westport Innovations Inc.

We consent to the use of our reports dated June 8, 2011, with respect to the consolidated balance sheets of Westport Innovations Inc. as of March 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Auditors” in the short form-base shelf prospectus.

/s/ KPMG LLP

Chartered Accountants

January 3, 2012

Vancouver, Canada